Exhibit 4.2
SECOND SUPPLEMENTAL INDENTURE
AMONG
WILLBROS GROUP, INC., a Republic of Panama Corporation
WILLBROS GROUP, INC., a Delaware Corporation
WILLBROS UNITED STATES HOLDINGS, INC., a Delaware Corporation
formerly known as Willbros USA, Inc.
AND
THE BANK OF NEW YORK MELLON
formerly known as The Bank of New York
As Trustee
DATED AS OF
MARCH 3, 2009
TO INDENTURE FOR 6.5% CONVERTIBLE SENIOR NOTES DUE 2012
DATED AS OF DECEMBER 23, 2005

     THIS SECOND SUPPLEMENTAL INDENTURE, dated as of March 3, 2009 (the “Effective Date”), among Willbros Group, Inc., a Republic of Panama corporation (the “Company”), Willbros Group, Inc., a Delaware corporation (“Willbros Delaware”), Willbros United States Holdings, Inc., a Delaware corporation formerly known as Willbros USA, Inc. (“Guarantor”) and The Bank of New York Mellon (formerly known as The Bank of New York) (the “Trustee”).
RECITALS
     WHEREAS, the Company has heretofore executed and delivered to the Trustee an Indenture, dated as of December 23, 2005, as supplemented by the First Supplemental Indenture thereto, dated as of November 2, 2007 (the “First Supplemental Indenture,” and such indenture as so supplemented, the “Indenture”), pursuant to which the Company has duly issued 6.5% Convertible Senior Notes due 2012 (the “Notes”) in the aggregate principal amount of $84,500,000, of which $32,050,000 in aggregate principal amount of the Notes are outstanding as of the Effective Date; and
     WHEREAS, pursuant to the Agreement and Plan of Merger dated as of December 10, 2008 (the “Merger Agreement”) among the Company, Willbros Delaware and Willbros Merger, Inc., a Delaware corporation and a wholly owned subsidiary of Willbros Delaware (“Sub”), Sub has agreed to merge with and into the Company (the “Merger”), with the Company being the surviving corporation in the Merger, following which the Company will be a direct, wholly owned subsidiary of Willbros Delaware; and
     WHEREAS, in connection with the Merger, Willbros Delaware has determined that it will be in the best interests of, and beneficial to, Willbros Delaware to enter into this Second Supplemental Indenture for the purpose of assuming all obligations of the Company under the Notes and the Indenture in accordance with the terms of this Second Supplemental Indenture; and
     WHEREAS, to affirm that its Guarantee as Guarantor shall apply to the obligations of Willbros Delaware (in substitution for the Company) under the Indenture and the Securities, as provided in the Indenture and Second Supplemental Indenture, the Guarantor desires to enter into this Second Supplemental Indenture with the Company, Willbros Delaware and the Trustee; and
     WHEREAS, pursuant to the Merger Agreement, as of the effective time of the Merger (the “Effective Time”), each issued share of common stock of the Company, par value US $0.05 per share (“Company Common Stock”) shall be automatically converted into the right to receive one common share, par value US $0.05 per share, of Willbros Delaware (“Willbros Delaware Common Shares”); and
     WHEREAS, pursuant to Section 12.5 of the Indenture, as a result of the Merger, the Company is required to execute and deliver to the Trustee a supplemental indenture providing (i) that the Notes shall be convertible into Willbros Delaware Common Shares and (ii) for adjustments of the Conversion Rate which shall be as nearly equivalent as may be practicable to the adjustments provided for in Section 12.3 of the Indenture; and

     WHEREAS, for U.S. federal income tax purposes, the assumption by Willbros Delaware of all obligations of the Company under the Notes and the Indenture in accordance with the terms of this Second Supplemental Indenture is intended to be treated as an exchange of the Company’s securities for Willbros Delaware’s securities and such exchange, together with the Merger, is intended to be part of a reorganization under Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended; and
     WHEREAS, Section 11.1 of the Indenture permits the execution of supplemental indentures without the consent of any Holders to make provision with respect to the requirements of Section 12.5 of the Indenture; and
     WHEREAS, Section 11.1 of the Indenture permits the execution of supplemental indentures without the consent of any Holders to make any other provisions with respect to matters or questions arising which the Company may deem necessary or desirable and which shall not be inconsistent with the provisions of the Indenture; provided, that any such action does not adversely affect the interests of the Holders of Securities in any material respect; and
     WHEREAS, the Board of Directors of the Company has determined that the provisions of this Second Supplemental Indenture do not adversely affect the interests of the Holders of Securities in any material respect and the Company, pursuant to the foregoing authority, proposes in and by this Second Supplemental Indenture to supplement and amend the Indenture in certain respects; and
     WHEREAS, all things necessary have been done to make this Second Supplemental Indenture a valid agreement of the Company, Willbros Delaware and Guarantor, in accordance with its terms.
     NOW THEREFORE:
     In consideration of the premises provided for herein, the Company, Willbros Delaware, Guarantor and the Trustee mutually covenant and agree as follows:
ARTICLE ONE
PROVISIONS OF GENERAL APPLICATION
     SECTION 1.01. Applicability of Amendments. This Second Supplemental Indenture with respect to the Notes is effective as of the Effective Date.
     SECTION 1.02. Definitions. All capitalized terms which are used herein and not otherwise defined herein are defined in the Indenture and are used herein with the same meanings as in the Indenture. If a capitalized term is defined in the Indenture and this Supplemental Indenture, the definition in this Supplemental Indenture shall apply to the Indenture and the Notes.

     SECTION 1.03. Provisions of the Indenture. Except insofar as herein otherwise expressly provided, all the definitions, provisions, terms and conditions of the Indenture shall remain in full force and effect. The Indenture as modified by this Second Supplemental Indenture is in all respects ratified and confirmed, and the Indenture and this Second Supplemental Indenture shall be read, taken and considered as one and the same instrument for all purposes and every Holder of Notes authenticated and delivered under the Indenture shall be bound hereby. The provisions of this Second Supplemental Indenture shall, subject to the terms hereof, supersede the provisions of the Indenture to the extent the Indenture is inconsistent herewith.
ARTICLE TWO
ASSUMPTION OF THE INDENTURE AND THE SECURITIES
     SECTION 2.01. Assumption of Obligations. As of the Effective Date, contemporaneous with the Merger, Willbros Delaware does hereby assume the due and punctual payment of the principal of, interest on and Additional Amounts and Additional Interest, if any, on all of the Securities, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of the Indenture and the Registration Rights Agreement to be performed by the Company. As of the Effective Date, Willbros Delaware shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if Willbros Delaware had been initially named as the Company therein.
     SECTION 2.02. Release of the Company. As of the Effective Date, the Company shall be released and discharged from all liabilities, obligations and covenants under the Indenture, the Notes and the Registration Rights Agreement.
     SECTION 2.03. Confirmation of Guarantee. Guarantor hereby confirms that its Guarantee under the Indenture shall apply to the obligations of Willbros Delaware (in substitution for the Company) under the Indenture and the Securities.
ARTICLE THREE
CONVERSION RIGHTS
     In accordance with Section 12.5 of the Indenture and subject to and upon compliance with the provisions of Article XII of the Indenture, the Holder of each Note outstanding at the Effective Time shall have the right to convert such Note into the number of Willbros Delaware Common Shares equal to the number of shares of Company Common Stock deliverable upon conversion of such Note immediately prior to the Effective Time. Willbros Delaware hereby agrees in accordance with Section 12.5 of the Indenture to make any subsequent adjustments of the Conversion Rate which shall be as nearly equivalent as may be practicable to the adjustments provided for in Article XII of the Indenture, and for such purpose (a) from and after the Effective Time of the Merger all references in Article XII of the Indenture to “Common Stock,” or to actions taken by or in respect of, or other circumstances existing with respect to, the Company (in respect of the Common Stock or otherwise) that require (or exempt the Company from making any) adjustment of the number of shares of such Common Stock issuable upon conversion of Notes and/or the Conversion Rate, or change of the securities or other property into which Notes shall be convertible shall, insofar as the same relate to or affect the convertibility, or conversion, of Notes, or the terms thereof, or the securities or other property into which Notes shall be convertible, be deemed to mean and refer to Willbros Delaware Common Shares or actions taken by or in respect of, or circumstances existing with respect to, Willbros Delaware (in respect of the Willbros Delaware Common Shares or otherwise), as the case may be, mutatis mutandis; (b) the references to the Company in Article XII, shall be deemed to be references to Willbros Delaware, mutatis mutandis; and (c) the term “Board of Directors” as used in Article XII shall be deemed to mean and refer to Willbros Delaware’s board of directors.
ARTICLE FOUR
MISCELLANEOUS PROVISIONS
     SECTION 4.01. Integral Part. This Supplemental Indenture constitutes an integral part of the Indenture.
     SECTION 4.02. Trust Indenture Act Controls. If any provision of this Second Supplemental Indenture limits, qualifies or conflicts with another provision which is required to be included in this Second Supplemental Indenture by the TIA, the required provision shall control. If any provision of this Second Supplemental Indenture modifies any TIA provision that may be so modified, such TIA provision shall be deemed to apply to this Second Supplemental Indenture as so modified. If any provision of this Second Supplemental Indenture excludes any TIA provision that may be so excluded, such TIA provision shall be excluded from this Second Supplemental Indenture.
     SECTION 4.03. Governing Law. THIS SECOND SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
     SECTION 4.04. Severability. In case any provision in this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall, to the fullest extent permitted by applicable law, not in any way be affected or impaired thereby.
     SECTION 4.05. Counterpart Originals. The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
     SECTION 4.06. Successors. All agreements of the Company, Willbros Delaware or Guarantor in this Second Supplemental Indenture shall bind their respective successors. All agreements of the Trustee in this Second Supplemental Indenture shall bind its successors.

     SECTION 4.07. Headings. The headings of the Articles and Sections of this Second Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.
     SECTION 4.08. Benefit of Second Supplemental Indenture. Nothing in this Second Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto, any Registrar, any Paying Agent and their successors hereunder, and the Holders of Securities, any benefit or any legal or equitable right, remedy or claim under this Second Supplemental Indenture.
     SECTION 4.09. Acceptance by Trustee. The Trustee accepts the amendments to the Indenture effected by this Second Supplemental Indenture and agrees to execute the trusts created by the Indenture as hereby amended, but only upon the terms and conditions set forth in this Second Supplemental Indenture and the Indenture. Without limiting the generality of the foregoing, the Trustee assumes no responsibility for the correctness of the recitals contained herein, which shall be taken as the statements of the Company, Willbros Delaware and Guarantor and except as provided in the Indenture, the Trustee shall not be responsible or accountable in any way whatsoever for or with respect to the validity or execution or sufficiency of this Second Supplemental Indenture and the Trustee makes no representation with respect thereto. All rights, protections, privileges, indemnities and benefits granted or afforded to the Trustee under the TIA or the Indenture shall be deemed incorporated herein by this reference and shall be deemed applicable to all actions taken, suffered or omitted by the Trustee under this Second Supplemental Indenture.
[Signatures on following page.]

     IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the day and year first written above.

WILLBROS GROUP, INC., a Republic of Panama Corporation
By:	/s/ Van A. Welch
Van A. Welch
Senior Vice President and Chief Financial Officer

WILLBROS GROUP, INC., a Delaware Corporation
By:	/s/ Van A. Welch
Van A. Welch
Senior Vice President and Chief Financial Officer

WILLBROS UNITED STATES HOLDINGS, INC., a Delaware Corporation (f/k/a/ Willbros USA, Inc.)
By:	/s/ Van A. Welch
Van A. Welch
Senior Vice President and Chief Financial Officer

THE BANK OF NEW YORK MELLON
By:	/s/ Beata Harvin
Beata Harvin
Assistant Vice President